Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared to reflect the acquisition of the entire equity interest in Kate Spade & Company (“Kate Spade”) by Coach, Inc. (“Coach”), and the related financing transactions. We intend to finance the acquisition, inclusive of related fees and expenses, with the net proceeds of senior unsecured notes, new term loans that we expect to borrow at the time the acquisition is completed, together with our cash on hand and cash on hand at Kate Spade. We have entered into a $2.1 billion bridge loan facility commitment letter pursuant to which Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America, N.A. (together, “BofA Merrill Lynch”) committed to provide financing for the acquisition (the “Bridge Loan Commitment Letter”); however, we intend to issue short-term and long-term debt as described in Note 3 below in lieu of drawing on the bridge loan facility.

The unaudited pro forma condensed combined balance sheet has been derived from the historical consolidated balance sheets of Coach and Kate Spade as of April 1, 2017, to give effect to the Kate Spade acquisition as if it had occurred on April 1, 2017. The unaudited pro forma condensed combined statements of income have been derived from the historical statements of income of Coach and Kate Spade for the nine months ended April 1, 2017, and the fiscal year ended July 2, 2016, and give effect to the consummation of the acquisition as if it had occurred on June 28, 2015.

More specifically, Coach utilizes a 52- or 53-week fiscal year that ends on June 30 or the Saturday closest to June 30 if June 30 does not fall on a Saturday. Kate Spade utilizes a 52- or 53-week fiscal year that ends on December 31 or the Saturday closest to December 31 if December 31 does not fall on a Saturday. The unaudited pro forma condensed combined balance sheet as of April 1, 2017 combines the historical interim unaudited condensed consolidated balance sheets of both Coach and Kate Spade as of April 1, 2017. The unaudited pro forma condensed combined statements of income for the nine months ended April 1, 2017 combine Coach’s unaudited historical condensed consolidated statement of income for the nine months ended April 1, 2017 with the aggregate of Kate Spade’s historical unaudited quarterly results for the quarters ended October 1, 2016, December 31, 2016, and April 1, 2017.

The unaudited pro forma condensed combined statements of income for the year ended July 2, 2016 combines Coach’s consolidated statement of income for the year ended July 2, 2016 with the aggregate of Kate Spade’s unaudited quarterly results for the quarters ended October 3, 2015, January 2, 2016, April 2, 2016, and July 2, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the acquisition and related financing transactions and, with respect to the statement of income only, expected to have a continuing impact on the combined results. Management noted that Kate Spade’s four quarterly periods ended July 2, 2016 consisted of 52 weeks under its method of determining fiscal periods, while Coach’s year ended July 2, 2016 consisted of 53 weeks. No adjustment has been made to the unaudited pro forma condensed combined statement of income for the year ended July 2, 2016 for this difference in periods.

The pro forma condensed combined financial statements have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States, with Coach treated as the acquirer and Kate Spade as the acquiree. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying pro forma condensed combined financial statements and Coach’s future results of operations and financial position.

Pro forma adjustments related to the balance sheet reflect the preliminary allocation of the estimated purchase price to the estimated fair value of Kate Spade’s assets and liabilities based on a preliminary estimate of their fair value, as well as accounting policy changes and financing adjustments. Pro forma adjustments to the statements of income reflect acquisition accounting adjustments, financing adjustments, and conforming changes for accounting policy differences. The pro forma condensed combined financial statements do not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Kate Spade acquisition.

The pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Coach would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the pro forma condensed combined financial statements and the audited and unaudited interim consolidated financial statements and accompanying notes of Coach and Kate Spade incorporated by reference herein.

Actual amounts set forth in the table and in the accompanying footnotes are subject to adjustments and may differ at the time of the consummation of the proposed transactions depending on several factors, including finalization of the purchase price, changes in the actual amount of fees and expenses related to the proposed transactions, the actual closing date of the Kate Spade acquisition and the outstanding amount of indebtedness at that time. There can be no assurance that the Kate Spade acquisition will be consummated under the terms contemplated or at all and, if consummated, when the closing will take place.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the following information:

•	Notes to the unaudited pro forma condensed combined financial statements;

•	Coach’s Current Report on Form 8-K filed on May 8, 2017, including the related exhibit;

•	Audited consolidated financial statements of Coach for the year ended July 2, 2016, which are included in Coach’s Annual Report on Form 10-K for the year ended July 2, 2016, as filed with the SEC;

•
Unaudited interim condensed consolidated financial statements of Coach as of April 1, 2017 and the three months and nine months then ended, which are included in Coach’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2017, as filed with the SEC;

•	Audited consolidated financial statements of Kate Spade for the year ended December 31, 2016, which are included in Coach’s Current Report on Form 8-K filed on May 31, 2017;

•
Unaudited interim condensed consolidated financial statements of Kate Spade as of and for the three months ended April 1, 2017, which are included in Coach’s Current Report on Form 8-K filed on May 31, 2017.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of April 1, 2017

	Coach Historical	Kate Spade Historical after reclassifications (Note 5)	Acquisition adjustments	Note reference	Financing adjustments (Note 3)	Pro forma combined
	(millions)
ASSETS
Current Assets:
Cash and cash equivalents	$1,395	$422	$(2,797)	6a, 6h, 6i	$2,081	$1,101
Short-term investments	497	—	—		—	497
Trade accounts receivable, net	203	64	—		—	267
Inventories	479	215	50	6c	—	744
Income tax receivable	58	—	—		—	58
Prepaid expenses and other current assets	138	37	—		—	175
Total current assets	2,770	738	(2,747)		2,081	2,842
Property and equipment, net	661	160	(25)	6e	—	796
Long-term investments	104	—	—		—	104
Goodwill	481	52	642	6b, 6g	—	1,175
Intangible assets	343	77	1,669	6b, 6d	—	2,089
Deferred income taxes	177	2	(159)	6f	—	20
Other assets	125	63	—		—	188
Total assets	$4,661	$1,092	$(620)		$2,081	$7,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$129	$85	$—		$—	$214
Current debt	—	4	(3)	6i	800	801
Accrued liabilities	507	93	7	6a	—	607
Total current liabilities	636	182	4		800	1,622
Long-term debt	592	389	(382)	6i	1,287	1,886
Deferred income taxes	—	18	273	6f	—	291
Other liabilities	541	67	(56)	6f	—	552
Total liabilities	1,769	656	(161)		2,087	4,351

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock	—	—	—		—	—
Common stock	3	176	(176)	6j	—	3
Additional paid-in-capital	2,932	258	(252)	6a, 6j	—	2,938
Retained earnings	51	1,295	(1,324)	6h, 6j	(6)	16
Accumulated other comprehensive loss	(94)	(25)	25	6j	—	(94)
Treasury shares, at cost	—	(1,268)	1,268	6j	—	—
Total stockholders’ equity	2,892	436	(459)		(6)	2,863
Total liabilities and equity	$4,661	$1,092	$(620)		$2,081	$7,214

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Nine Months Ended April 1, 2017

	Coach Historical	Kate Spade Historical after reclassifications (Note 5)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
	(millions, except per share data)
Net sales	$3,355	$1,059	$—		$—		$4,414
Cost of sales	1,028	411	—		—		1,439
Gross profit	2,327	648	—		—		2,975
Selling, general and administrative expenses	1,732	509	(5)	7a	—		2,236
Operating income	595	139	5		—		739
Other expense, net	—	5	—		—		5
Interest expense, net	15	14	(14)	7a	38	3	53
Income before provision for income taxes	580	120	19		(38)		681
Provision for income taxes	141	3	8	7b	(15)	7b	137
Net income	$439	$117	$11		$(23)		$544

Net income per share:
Basic	$1.57						$1.94
Diluted	$1.56						$1.93
Shares used in computing net income per share:
Basic	280						280
Diluted	282						282

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended July 2, 2016

	Coach Historical	Kate Spade Historical after reclassifications (Note 5)	Acquisition adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
	(millions, except per share data)
Net sales	$4,492	$1,300	$—		$—		$5,792
Cost of sales	1,441	502	—		—		1,943
Gross profit	3,051	798	—		—		3,849
Selling, general and administrative expenses	2,397	660	3	7a	—		3,060
Operating income	654	138	(3)		—		789
Other expense, net	—	11	—		—		11
Interest expense, net	27	20	(19)	7a	64	3	92
Income before provision for income taxes	627	107	16		(64)		686
Provision for income taxes	166	5	6	7b	(26)	7b	151
Net income	$461	$102	$10		$(38)		$535

Net income per share:
Basic	$1.66						$1.92
Diluted	$1.65						$1.92
Shares used in computing net income per share:
Basic	278						278
Diluted	279						279

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

1. Description of the Transaction

On May 7, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kate Spade and Chelsea Merger Sub Inc., a wholly owned subsidiary of Coach established for purposes of effecting the Transaction.  Pursuant to and subject to the terms and conditions of the Merger Agreement, Merger Sub commenced an all-cash tender offer (the “Offer”) on May 26, 2017 to acquire any and all of Kate Spade’s outstanding shares of common stock, par value $1.00 per share (the “Shares”). The Shares will be acquired at a purchase price of $18.50 per Share (the “Offer Price”), net to the seller in cash, without interest, and subject to any required withholding of taxes. The Offer will initially expire at 11:59 p.m. (New York City time) on the date that is twenty (20) business days following the commencement of the Offer. Under certain circumstances, Merger Sub may be required to extend the Offer on one or more occasions in accordance with the terms set forth in the Merger Agreement and the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Merger Sub will not be required to extend the Offer beyond February 7, 2018, and may not extend the Offer beyond such date without the prior written consent of Kate Spade.

At the effective time of the merger (the “Effective Time”), (i) each Kate Spade stock option that is outstanding as of immediately prior to the Effective Time will be canceled and converted into the right to receive an amount in cash equal to (i) the excess, if any, of the Offer Price over the stock option exercise price applicable thereto, multiplied by (ii) the number of shares that are subject to such Kate Spade stock option, subject to any required withholding of taxes. Any Kate Spade stock options with a per share exercise price equal to or greater than the Offer Price will be canceled for no consideration. In addition, except as otherwise set forth in individual agreements, at the Effective Time, (i) each Kate Spade restricted stock unit award will be assumed by Coach and converted into a restricted stock unit award that settles in shares of Coach common stock, (ii) each Kate Spade performance share unit award will be assumed by Coach and converted into a restricted stock unit award that settles in shares of Coach common stock, with the number of shares to be determined assuming that the Kate Spade performance share unit award has achieved performance at target level and (iii) each Kate Spade market share unit award will be assumed by Coach and converted into a restricted stock unit that settles in shares of Coach common stock, with the number of shares to be determined assuming that the Kate Spade market share unit award has achieved performance at target level, with each of the converted restricted stock unit awards continuing to vest on the same time-based schedule as the related Kate Spade restricted stock unit award, Kate Spade performance share unit award or Kate Spade market share unit award, as applicable, subject to continued employment.

       The transaction is not subject to a financing condition. Coach has obtained a bridge financing commitment from BofA Merrill Lynch. The $2.4 billion purchase price is expected to be funded by a combination of senior unsecured notes, bank term loans, and cash on hand at both Coach and Kate Spade. The transaction is expected to close in the third quarter of calendar 2017, subject to customary closing conditions, including the tender of a majority of the outstanding Kate Spade shares pursuant to the offer and receipt of required regulatory approvals. In connection with the transaction, Kate Spade’s term loan will be repaid and terminated and its amended credit facility will be terminated.

2. Basis of Presentation

        The unaudited pro forma condensed combined balance sheet gives effect to the acquisition of Kate Spade as if it occurred on April 1, 2017. The pro forma adjustments required to reflect the acquired assets and assumed liabilities of Kate Spade are based on the estimated fair value of the assets and liabilities of Kate Spade. The pro forma condensed combined statements of income for the nine months ended April 1, 2017 and the year ended July 2, 2016 gives effect to the Kate Spade acquisition as if it occurred on June 28, 2015.

        The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and is based on the historical financial information of Coach and Kate Spade. The acquisition method of accounting, in accordance with ASC 805, “Business Combinations” (ASC 805) requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date, using the fair value concepts defined in ASC 820, “Fair Value Measurement” (ASC 820). As the accounting acquirer, Coach will estimate the fair value of Kate Spade’s assets acquired and liabilities assumed and will conform Kate Spade’s accounting policies to its own accounting policies. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of income, are expected to have a continuing impact on the consolidated results.

        Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result of the requirements of ASC 820, Coach may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measurement that do not reflect Coach’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could lead to different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

3. Financing Transactions

Coach expects to fund the cash portion of the transaction with a combination of the net proceeds of senior unsecured notes and term loans that Coach expects to borrow at the time the transaction is completed, together with cash on hand at both Coach and Kate Spade.

Term Loans and Senior Unsecured Notes

On May 30, 2017, Coach established a credit facility with certain lenders and Bank of America, N.A. as lender and administrative agent, pursuant to which the lenders thereunder have (i) committed to lend to us, subject to the satisfaction or waiver of customary conditions, $800 million of term loans due six months after such term loans are borrowed and $300 million of term loans due three years after such term loans are borrowed and (ii) made available to us a $900 million revolving credit facility, with a maturity date of May 30, 2022. Coach expects to repay the six month term loan at maturity with cash on hand. The revolving credit facility will replace Coach’s existing credit facility which allows for borrowings up to $700 million. The immaterial incremental commitment fee has not been included in the pro forma condensed combined financial statements.

In addition to the term loans, Coach expects to issue new long-term senior unsecured notes in an aggregate principal amount of approximately $1.0 billion with expected maturities of 5 and 10 years.

The unaudited pro forma condensed combined balance sheet reflects the cash proceeds and debt liability from the expected issuance of new short-term and long-term debt in an aggregate amount of approximately $2.1 billion due to the newly issued term loans and senior unsecured notes which are to be issued. The Company expects to incur approximately $13 million of debt issuance fees which will be capitalized as debt issuance costs associated with the term loans and senior unsecured notes, which has been recorded as a reduction to Long-term debt, net on the pro forma condensed combined balance sheet and will be amortized to interest expense over the life of the borrowings. The unaudited pro forma condensed combined statements of income reflect the estimated interest expense as a result of the new debt expected to be issued, including estimated contractual interest expense and amortization of debt issuance costs. The rates shown below reflect management’s current estimates of the interest rates for the new debt:

			Estimated Interest Expense
	Assumed Weighted Average Interest Rate	Balance	Nine Months Ended April 1, 2017	Year Ended July 2, 2016
		(millions)
Term loan - 6 month	2.7%	$800	$—	$11
Term loan - 3 year	3.3%	300	7	10
Senior notes	4.0%	1,000	30	40
Debt issuance costs		(13)	1	3
Total		$2,087	$38	$64

The estimated interest rates may be materially different from the actual interest rates incurred based on market conditions at the time of the financing. A change of 0.125% in the interest rate on the senior unsecured notes would change interest expense on a pro forma basis by $1.2 million for the nine months ended April 1, 2017 and $2.1 million for the year ended July 2, 2016.

Bridge Loan Commitment Letter

On May 7, 2017 Coach entered into the Bridge Loan Commitment Letter which provides for a $2.1 billion 364-day senior unsecured bridge loan facility, subject to the satisfaction or valid waiver of certain conditions. Coach expects to incur $10 million, or $6 million net of tax, of financing related transaction fees as a result of the establishment of the Bridge Loan Facility. The unaudited pro forma condensed combined balance sheet reflects Bridge Loan Facility costs as a reduction of Cash with a corresponding decrease to Retained earnings, net of tax. No adjustment has been made to the pro forma condensed combined statements of income to reflect this transaction cost it is not expected to have a continuing impact on Coach’s financial statements subsequent to the acquisition.

Coach expects to use borrowings under the term loan facilities and the proceeds of new senior unsecured notes in lieu of borrowing under the bridge loan facility.

4. Accounting Policies

       Acquisition accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of Coach may materially vary from those of Kate Spade. During preparation of the unaudited pro forma condensed combined financial statements, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, the unaudited pro forma condensed combined financial statements assume no material differences in accounting policies between the two companies other than the pro forma reclassifications detailed in Note 5. Following the acquisition and during the measurement period, management will conduct a final review of Kate Spade’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Kate Spade’s results of operations or reclassification of assets or liabilities to conform to Coach’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

5. Reclassification of Kate Spade’s Historical Financial Information

        Certain reclassifications have been made to Kate Spade’s historical financial statements to conform to Coach’s presentation, as follows:

Reclassifications included in the unaudited pro forma condensed combined balance sheet

	As of April 1, 2017
	Kate Spade before reclassification	Reclassifications	Kate Spade After reclassification
	(millions)
Other current assets (a)	$37	$(37)	$—
Prepaid expenses and other (a)	—	37	37
Intangible assets, net of amortization (b)	86	(9)	77
Other assets (b)	54	9	63
Income taxes payable (c)	2	(2)	—
Accounts payable (c)	93	(8)	85
Accrued liabilities and other (c)	103	(10)	93
Other liabilities (c)	47	20	67

(a) Reclassification to conform to Coach’s financial statement line item nomenclature.

(b) Reclassification of merchandising rights from Intangible assets to Other assets to conform to Coach policy.

(c) Reclassification of deferred liabilities from Accounts payable to Accrued liabilities and other of $8 million, rent liability from Accrued liabilities to Other liabilities of $20 million, as well as $2 million reclassified from Income taxes payable to Accrued liabilities and other conform to Coach’s financial statement line item nomenclature.

Reclassifications included in the unaudited pro forma condensed combined statements of income

	Nine Months Ended April 1, 2017	Year Ended July 2, 2016
	(millions)
Cost of sales (d)	$(10)	$(10)
Selling, general and administrative expense (“SG&A”) (d)	10	10

(d) Adjustment reflects the reclassification of certain transportation-related costs within Kate Spade’s distribution network to conform to Coach’s presentation. Historic Kate Spade Cost of sales before the reclassifications were $421 million and $512 million for the nine months ended April 1, 2017 and for the year ended July 2, 2016, respectively.  Historic Kate Spade SG&A before the reclassification were $499 million and $650 million for the nine months ended April 1, 2017 and for the year ended July 2, 2016, respectively.

6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

        The estimated pro forma adjustments as a result of recording assets acquired and liabilities assumed at their respective fair values in accordance with ASC 805 discussed below are preliminary. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Kate Spade’s tangible and intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the value of assets acquired and liabilities assumed in the estimated pro forma adjustments.

        The preliminary consideration and estimated fair value of assets acquired and liabilities assumed as if the acquisition date was April 1, 2017 is presented as follows:

	Amount	Note
	(millions)
Calculation of consideration estimated to be transferred
Consideration to be paid to Kate Spade stockholders and equity award holders	$2,396	(a)
Fair value of total consideration	2,396

Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of net assets acquired	$436
Less historical Kate Spade goodwill and intangible assets	(129)	(b)
	$307
Adjustments to net book value of assets acquired and liabilities assumed:
Inventory fair value adjustment	$50	(c)
Identifiable intangible assets at fair value	1,746	(d)
Property and equipment adjustment	(25)	(e)
Adjustment to deferred taxes	(376)	(f)
Goodwill	$694	(g)

(a) Represents anticipated consideration to be transferred to (i) Kate Spade stockholders and (ii) vested stock options and unvested Kate Spade option and share unit awards as to which service requirements have been partially completed. A summary is as follows:

	Shares	Offering Price per Share	Amount
		(millions, except per share data)
Consideration to be paid to Kate Spade stockholders	128,604,671	$18.50	$2,379
Consideration related to outstanding equity awards*			17
Total Consideration			$2,396

* Of the total value, $11 million is expected to be paid in cash, of which $4 million will be payable at closing and $7 million will be paid at future dates. As a result, $4 million has been adjusted as a reduction of Cash and $7 million has been reflected as an adjustment to Accrued liabilities on the pro forma condensed combined balance sheet. The additional $6 million is expected to be converted to Coach shares and has been adjusted on the pro forma condensed combined balance sheet as an adjustment to Additional paid-in-capital.

(b) Represents removal of historical goodwill and historical intangibles after reclassifications as noted in Note 5(b).

(c) To record the increase to Kate Spade’s inventory at estimated fair value. This estimated step-up in inventory is preliminary and is subject to change based upon management’s final determination of the fair values of finished goods inventories. No adjustment has been made to the pro forma condensed combined statements of income to reflect this preliminary step-up in inventory value as this is not expected to have a continuing impact on Coach’s financial statements subsequent to the acquisition.

(d) The adjustments reflect the amount necessary to record the estimated fair value of Kate Spade’s intangible assets acquired. The valuation of the identifiable intangible assets acquired was based on management’s preliminary estimates, currently available information and reasonable and supportable assumptions. Identifiable intangible assets expected to be acquired consist of the following:

As of April 1, 2017
(millions)
Identifiable intangible assets:
Brand names and trademarks	$1,720
Customer relationship intangibles	40
Favorable leasehold interest	27
Unfavorable leasehold interest	(41)
Pro forma adjustment for estimated fair value of identifiable intangible assets	$1,746

The brand names and trademarks intangible asset is an indefinite lived asset. The estimated weighted-average useful life of customer relationship and leasehold interest intangibles are 15 years and 7 years, respectively.

Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, sales and marketing expenses, capital expenditures, and working capital requirements); the discount rate selected to measure inherent risk of future cash flows; the assumed royalty rate utilized; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors.

(e) Represents fair value adjustments to property and equipment. The estimated weighted-average useful life is 5 years.

(f) Reflects the adjustment resulting from pro forma acquisition adjustments for the assets and liabilities to be acquired. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the fair value pro forma adjustments attributable to the assets and liabilities to be acquired.

Because the tax rate used for these pro forma financial statements is an estimate, it will likely vary from the actual effective rate in periods subsequent to completion of the transactions. Further, the combined company’s ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes is subject to limitations. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses (referred to as “NOLs”) to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through rules) increases by more than 50 percentage points over such stockholder’s lowest percentage ownership during the testing period (generally three years). In addition, some of the standards and requirements under ASC 740 (Accounting for Income Taxes) may limit the combined company’s ability to record deferred tax assets relating to originating temporary differences between book and tax basis of income and expense items. Further, these standards may require a valuation allowance to be established against certain existing deferred tax assets of each company as of the date of completion of the transactions.

Currently, no adjustment to the unaudited pro forma condensed combined financial statements has been made as it relates to limitations the combined company might incur under Section 382 of the Code or ASC 740. Furthermore, adjustments to established deferred tax assets and liabilities as well as the recognition of additional deferred tax assets and liabilities may occur in conjunction with the finalization of the purchase accounting and these items could be material.

The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. In situations where jurisdictional detail was not available, a tax rate of 40% was applied to the adjustment. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

Further adjustments have been made on the condensed combined balance sheet as a result of expected net deferred tax balances, on a jurisdiction basis, to move a net deferred tax asset balance to net deferred tax liability balance.  Additionally, $56 million of deferred tax liabilities has been reclassed from Other liabilities on Coach’s historic balance sheet to discretely present Deferred tax liabilities.

(g) Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed.

Other Adjustments

(h) Coach and Kate Spade’s expected acquisition-related transaction costs are $48 million, or $29 million net of tax. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease to Retained earnings, net of tax.

(i) The Kate Spade term loan is required to be paid down in connection with the merger as per the terms and conditions of the term loan agreement as a result of change in control.

(j) Adjustment made to remove the historical equity balances of Kate Spade.

7. Unaudited Pro Forma Condensed Combined Statements of Income Adjustments

(a) The following adjustments have been made to statements of income:

	Nine Months Ended April 1, 2017	Year Ended July 2, 2016
	(millions)
Adjustments to SG&A expenses/(income):
Eliminate Kate Spade’s historical intangible asset amortization expense	$(1)	$(2)
Eliminate Coach and Kate Spade’s historical acquisition-related transaction costs	(4)	—
Estimated compensation expense as a result of historical Kate Spade share-based compensation awards*	4	9
Estimated transaction-related intangible asset amortization	—	1
Estimated impact as a result of the fair value adjustment to property and equipment	(4)	(5)
Total SG&A adjustments	$(5)	$3

Adjustments to interest expense:
Eliminate Kate Spade’s historical interest expense in connection with its term loan and credit facility	$(14)	$(19)

*As set forth in certain individual agreements, approximately $66 million will be payable to certain Kate Spade employees within 9 months of the acquisition date. These amount relates to unvested equity awards and cash severance and bonus payments, which vest upon the employee’s termination. No adjustment has been made to the pro forma condensed combined statements of income as this is not expected to have a continuing impact on Coach’s financial statements subsequent to the acquisition.

(b) Statutory tax rates were applied, as appropriate, to each acquisition adjustment based on the jurisdiction in which the adjustment was expected to occur. In situations where jurisdictional detail was not available, a U.S. statutory rate of 40% was applied to the adjustment. The total effective tax rate of the combined company could be significantly different depending on the post-acquisition geographical mix of income and other factors.